Where Food Comes From, Inc. - 8-K

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SUREHARVEST, INC.,

WHERE FOOD COMES FROM, INC.

AND

SUREHARVEST SERVICES, LLC

DECEMBER, 2016

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1

ARTICLE II - PURCHASE AND SALE OF THE PURCHASED ASSETS		6

2.1	Assets to be Purchased and Contributed	6

2.2	Excluded Assets	7

2.3	Consideration	8

2.4	Liabilities	9

2.5	Allocation of Consideration	11

2.6	Assignment of Contracts and Rights	11

2.7	Tax Treatment of Contribution	11

2.8	The Closing Date	11

ARTICLE III - CONDITIONS TO CLOSING		12

3.1	Conditions to the Buyer’s Obligations	12

3.2	Conditions to the Seller’s Obligations	13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER		13

4.1	Organization and Power	13

4.2	Authorization of Transactions	13

4.3	Capitalization	14

4.4	Litigation	14

4.5	Absence of Conflicts	14

4.6	Financial Statements	14

4.7	Absence of Undisclosed Liabilities Compliance with Legal Requirements; Proceedings	15

4.8	Absence of Certain Developments	15

4.9	Title to Purchased Assets	16

4.10	Taxes	16

4.11	Contracts and Commitments	17

4.12	Proprietary Rights	17

4.13	Brokerage	18

4.14	Governmental and Other Licenses, Permits, Certifications and Accreditations	18

4.15	Employees	18

4.16	Employee Benefit Plans	18

4.17	Affiliate Transactions	19

4.18	Environmental Matters	19

i

4.19	Disclosure	20

4.20	Shareholder Approval	20

4.21	Seller Acknowledgement of Ample Consideration.	20

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF DLOTT		20

5.1	Enforceability	20

5.2	No Conflicts	20

5.3	Brokerage	20

5.4	Interest in Competing Business	21

5.5	Dlott Acknowledgement of Ample Consideration.	21

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND WFCF		21

6.1	Organization and Power	21

6.2	Authorization	21

6.3	No Violation	21

6.4	Litigation	21

6.5	Brokerage	21

6.6	Consents	21

6.7	WFCF Stock Consideration	21

6.8	Rollover Equity	22

ARTICLE VII - COVENANTS OF THE PARTIES		22

7.1	Employees	22

7.2	Payment of All Taxes Resulting from Purchase of Purchased Assets	22

7.3	Tax Matters; Cooperation	22

7.4	Use of SureHarvest Name	23

7.5	Confidentiality; Restrictive Covenants	23

7.6	Satisfaction of Retained Liabilities	24

7.7	Dissolution of the Seller; Transfer of WFCF Stock Consideration	25

ARTICLE VIII - SURVIVAL INDEMNIFICATION AND RELATED MATTERS		25

8.1	Survival	25

8.2	Limitations	25

8.3	Legal Proceedings	26

8.4	Exclusive Remedies	26

ARTICLE IX - ADDITIONAL AGREEMENTS		26

9.1	Press Releases and Announcements	26

9.2	Further Assurances	26

9.3	Expenses	27

ARTICLE X - MISCELLANEOUS		27

10.1	Amendment	27

10.2	Waiver	27

10.3	Notices	27

10.4	Binding Agreement; Assignment	27

10.5	Severability	27

10.6	No Strict Construction	28

10.7	Captions	28

10.8	Entire Agreement	28

10.9	Counterparts	28

10.10	Governing Law	28

10.11	Parties in Interest	28

10.12	Exhibits and Schedules	28

10.13	Certain Interpretive Matters and Definitions	28

ARTICLE XI - SUBSCRIPTION		29

11.1	WFCF Stock Representation	29

11.2	Rollover Equity Representation	30

LIST OF EXHIBITS

Exhibit A	Payoff letter
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Operating Agreement of SureHarvest Services, LLC
Exhibit D	Employment Agreement of Jeff Dlott
Exhibit E	Escrow Agreement
Exhibit F	Consent to Transaction by Board of Directors of Seller
Exhibit G	Consent to Transaction by Shareholders of Seller
Exhibit H	Consent to Transaction by Board of Directors of WFCF

LIST OF SCHEDULES

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(e)	Claims
Schedule 2.1(i)	Licenses and Accreditations
Schedule 2.2	Excluded Assets
Schedule 2.4(e)	Accounts Receivable
Schedule 2.5	Allocation of Consideration
Schedule 3.1(b)	Required Consents
Schedule 4.1	Qualifications
Schedule 4.3	Capitalization
Schedule 4.5	Absence of Conflicts
Schedule 4.6(a)	Latest Balance Sheet
Schedule 4.7	Compliance With Laws; Proceedings
Schedule 4.8	Developments
Schedule 4.9	Assets
Schedule 4.10	Taxes
Schedule 4.11	Scheduled Contracts
Schedule 4.12	Proprietary Rights
Schedule 4.14	Governmental Licenses
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Affiliate Transactions
Schedule 4.18	Environmental Matters
Schedule 7.1	Employees to be Hired
Schedule 7.5	Acquired Customers
Schedule 10.3	Notices

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of December 28, 2016, and effective as of the Effective Time, by and among (i) SureHarvest, Inc., a California corporation (the “Seller”), (ii) SureHarvest Services, LLC, a California limited liability company (the “Buyer”), (iii) Jeff Dlott, the President, key manager and shareholder of Seller (“Dlott”) and (iv) Where Food Comes From, Inc., a Colorado corporation (“WFCF”). The Seller, Dlott, the Buyer and WFCF are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

A.       The Seller and WFCF desire that Buyer be created to purchase the assets of the Seller, as more fully described herein; thereafter, Buyer will operate as a separate business pursuant to its operating agreement.

B.       The Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase and accept from the Seller, the assets of the Seller, on the terms and conditions more specifically described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

Capitalized terms are used throughout this Agreement. Some of these terms are defined in the body of the Agreement’s text; other terms are defined below:

“Acquired Business” means the business of Seller that makes the provision of software and services related to sustainability measurement and benchmarking, traceability, verification and certification to the food and agriculture industries.

“Affiliate” means and includes, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B, the Operating Agreement of the Buyer in the form attached hereto as Exhibit C and the other agreements to be delivered in connection with this Agreement, including without limitation the employment agreement of Jeff Dlott in the form attached hereto as Exhibit D and the escrow agreement in connection with the Indemnity Escrow in the form attached hereto as Exhibit E.

“Cash Consideration” means a cash amount equal to $1,121,990.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Claim” means any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, liability or expense including attorney’s fees, of any and every kind, nature or description whatsoever, at law or in equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, lease, consensual obligation, promise, understanding or undertaking (whether oral or written).

“Designated Representations” means the representations and warranties contained in Sections 4.1 (Organization and Power), 4.2 (Authorization of Transactions), 4.3 (Capitalization), 4.9 (Title to Purchased Assets), Section 4.10 (Taxes), 4.13 (Brokerage), 5.2 (No Conflicts), and 5.4 (Brokerage).

“Effective Time” means 11:59 p.m. PST on the Closing Date.

“Employee Plan” has the meaning set forth in Section 4.16(a).

“Environmental Liabilities” means any Liabilities (including any notices, penalties, orders, Claims or other assertions of obligations or liabilities) that are (a) related to environmental issues (including on-site or off-site contamination and disposal, passive migration of Pollutants, personal injury and property damage, and releases of Pollutants into the air, surface or subsurface soil or water), and (b) based upon or related to any provision of applicable Environmental Requirements.

“Environmental Requirements” means all Legal Requirements and Licenses concerning pollution or protection of the environment and/or human health, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Pollutants.

“Escrow Agent” means Dannette Henning or any other person appointed as the escrow agent pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement executed by and among Dannette Henning and the Parties hereto in substantially the form attached hereto as Exhibit D.

“GAAP” means United States generally accepted accounting principles in all material respects in relation to the Financial Statements, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial, municipal or local government, and any government agency, court, department, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory, administrative or other functions of, or pertaining to, government and any official of any of the foregoing.

“Indemnity Escrow” means the WFCF Stock Consideration and the Rollover Equity that will be held pursuant to the Escrow Agreement for the period beginning at the Closing and ending at the conclusion of the eighteenth (18th) month thereafter; such escrow is being established to support any claims by the Buyer for any breach of any representations and/or warranty by the Seller under the indemnification provisions set forth herein.

“Knowledge” means, with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter after making reasonable inquiry with respect to the particular matter in question. As applied to the Seller in this Agreement, “Knowledge” means Jeff Dlott is actually aware of a particular fact or other matter after making reasonable inquiry with respect to the particular matter in question. As applied to the Buyer in this Agreement, “Knowledge” means that either John Saunders or Leeann Saunders is actually aware of a particular fact or other matter after making reasonable inquiry with respect to the particular matter in question.

“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational or judicial Order, constitution, law, ordinance, regulation, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, whether known or unknown, absolute or contingent, disputed or undisputed, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, restrictions on transfer, voting trust arrangement, proxy or other similar arrangement or interest in real or personal property.

“Lock-Up Period” the period of three (3) years beginning on the Closing Date.

“Management” means generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Requirements (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Requirements).

“Material Adverse Change” means, with respect to any Person, a change that is materially adverse to the business, assets, liabilities, prospects, operating results, contracts, financial condition or operations of such Person, including as a result of any materially adverse change to the assets, customer and supplier relations or employee and sales representative relations of such Person, other than any such change that relates to or results from (a) any change in the general economic, political, financial, market or other conditions generally affecting the U.S. or any foreign economy as a whole or the industry in which the Seller’s Business operates, (b) any seasonal fluctuations in the industry in which the Seller’s Business operates (provided that the exceptions contained in clauses (a) and (b) will not apply to the extent such changes have a disproportionate effect on the Seller when compared to other companies operating in the industry), (c) any force majeure circumstances or acts of God such as fire, earthquake, hurricane, flood, tsunami, etc., or (d) any acts of war, insurrection, sabotage or terrorism, national emergency or strike.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority or arbitrator.

“Other Property” means any real property used in the operation of the Acquired Business that was, at or prior to the Closing Date, sold, owned, operated, leased, managed or controlled by the Seller.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Pollutant” includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), toxic chemical, dioxins, dibenzofurans, contaminant, heavy metals (to the extent they do not occur naturally), radon gas, mold, mold spores and mycotoxins and radiation; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment and is regulated by or under an Environmental Requirement.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, Claim, complaint, charge, investigation, litigation, proceeding, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Proprietary Rights” means all the following items: patents, patent applications, patent disclosures and inventions and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, service marks, logos, trade names (including the trade name “SureHarvest” and derivations thereof), corporate names and Internet domain names, together with all goodwill associated therewith, copyrights and copyrightable works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information; computer software and software systems (including data, databases and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.12.

“Proprietary Software” means software (including data, databases and related documentation) developed by or for the Seller or for which the Seller owns or holds an exclusive license to the copyright or patent rights embodied by such software, in each case whether or not such copyright or patent rights are registered or perfected.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation” means Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes, as amended.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, migration or disposing into the environment of any Pollutant (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).

“Removal,” “Remedial” and “Response” actions include the types of activities covered by CERCLA, RCRA, and other Environmental Requirements, and whether the activities are (a) those that might be taken by a Governmental Authority or (b) those that a Governmental Authority or any other person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, stockholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Territory” means an area encompassing any State in which the Acquired Business has been engaged or has been proposed to be engaged by the Seller at any time prior to the Closing Date.

“Rollover Equity” means the 1,869,984 units of membership interest in SureHarvest Services, LLC having an initial agreed value of $1,869,984 as of the Closing Date, and such units shall be subject to all terms set forth in the operating agreement of SureHarvest Services, LLC. For a period of eighteen months following the Closing, the Rollover equity shall be held in escrow by WFCF, pursuant to an escrow agreement, to support any claims by the Buyer and WFCF for breaches of representations and warranties by Seller under the indemnification provision set forth herein.

“Seller Contract” means any Contract to which the Seller is a party.

“Seller ERISA Affiliate” means any entity or trade or business which, together with Seller, would constitute a single employer under Sections 414(b), (c), (m) or (o) of the Code, or under Sections 4001(a)(14) of ERISA.

“Seller’s Employee Liability” means any claims, Liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on (i) an employee’s employment relationship with the Seller, including any claims arising out of facts or circumstances existing or arising prior to the Closing, and/or the termination of such relationship (whether or not the affected employee is hired by the Seller or any of its Affiliates), (ii) any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to employees of the Seller for all periods prior to the Closing, (iii) interference with and/or breach of contract with employees of the Seller that occurred prior to the Closing, (iv) interference with business relationships, contractual relationships or employment relationships involving employees of the Seller and any third party that occurred prior to the Closing and (v) all claims by employees of the Seller not hired by the Buyer or its Affiliates.

“Seller’s Employee Plan Liability” means with respect to Seller, any claims, Liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on, any Employee Plan sponsored, administered, maintained or contributed to by Seller or by any Seller ERISA Affiliate, or connected with or based on any Employee Plan for which Seller or any Seller ERISA Affiliate could incur Liability, or regardless of whether such Liability involves employees of Seller, and regardless of when or how such Liability arises.

“Seller Transaction Expenses” means all costs and expenses incurred by or on behalf of the Seller and its Affiliates in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Seller and its respective Affiliates.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” means any audit, Claim, dispute or controversy relating to Taxes.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any supporting schedules, statements or information required to be attached thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction” means the transactions contemplated by this Agreement and the other agreements contemplated hereby.

“WFCF Closing Share Price” is the price per share of the WFCF Stock Consideration, as of the Closing Date, determined in accordance with this Agreement.

“WFCF Stock Consideration” means 850,852 shares of WFCF’s restricted securities that are of the same class that are currently publicly traded but are subject to resale limitations; such number of shares being the number of shares having a total value of $1,682,986 when using the average trading value of the WFCF publicly-traded stock in the four-week period ending on the Closing Date. For a period of eighteen months following the Closing, the WFCF Stock Consideration combined with the Rollover Equity shall be held in escrow pursuant to the terms of the Escrow Agreement, to support any claims by the Buyer and WFCF for breaches of representations and warranties by Seller under the indemnification provision set forth herein.

ARTICLE II - PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1       Assets to be Purchased and Contributed.   Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of any Liens, all the Seller’s right, title and interest in and to all Seller’s property and assets used in or relating to the Acquired Business (real, personal or mixed, tangible and intangible, of every kind and description, wherever located), including the following (but excluding the Excluded Assets) (hereinafter collectively referred to as the “Purchased Assets”):

(a)       The tangible personal property that is expressly identified on Schedule 2.1(a);

(b)       all the Scheduled Contracts (including, without limitation all customer contracts, licensing contracts, consulting contracts, administration contracts and software contracts used by Seller in the Acquired Business, all as more specifically set forth on Schedule 4.11), provided that upon written notice to Seller at any time following the Closing the Buyer shall have the right to cause Seller to assign to Buyer any other Seller Contracts that were not disclosed to Buyer and that are useful or necessary to the operation of the Acquired Business (and to the extent any such other Seller Contract is not assignable, Seller shall ensure that Buyer is afforded the benefits of such Seller Contract in accordance with Section 2.7);

(c)      all data and Records relating to the operations of the Acquired Business, including customer lists and Records, research and development reports and Records, production reports and Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and copies of (i) all financial and accounting Records relating to the Acquired Business and, subject to Legal Requirements, (ii) all personnel Records and other Records described in Section 2.2(b) for employees of the Seller that become employees of the Buyer;

(d)      all intangible rights and property of the Seller, going concern value and goodwill, relating to the Acquired Business;

(e)      all Claims of the Seller against third parties relating to the Purchased Assets (but not to any Excluded Assets), whether known or unknown, contingent or noncontingent, including, but not limited to, those listed on Schedule 2.1(e);

(f)       all Proprietary Rights of the Seller that are used in or relate to the Acquired Business, including without limitation the Proprietary Rights listed on Schedule 4.12;

(g)      all accounts receivable, prepaid expenses and other working capital assets (excluding cash) and trade payables, accrued third party commissions and other trade accruals relating to the Acquired Business to the extent any of the foregoing is less than 90 days old and any accrued paid time off of Seller’s employees through the Closing Date;

(h)      all other assets owned by the Seller and used in or necessary for the operation of the Acquired Business other than the Excluded Assets; and

(i)       All leases for real property used in the operation of the Acquired Business.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability (except to the extent set forth in Section 2.1(g) above) related to the Purchased Assets unless the Buyer expressly assumes that Liability pursuant to the Bill of Sale, Assignment and Assumption Agreement.

Upon Closing, the Parties acknowledge and agree, and Seller shall accommodate accordingly, that Buyer shall occupy the real property subject to leases held by Seller and used in the operation of the Acquired Business.

2.2       Excluded Assets. The assets listed on Schedule 2.2 (collectively, the “Excluded Assets”) are not part of the purchase and sale contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing; the Excluded Assets includes the following categories of items:

(a)      all tangible and intangible assets and properties of the Seller that are not used in, not related to and not necessary for the operation of the Acquired Business, such as personal effects, and as mutually agreed to by the Parties;

(b)      all personnel Records and other Records that the Seller is required by law to retain in its possession;

(c)      all cash and cash equivalents of the Seller; and

(d)      all rights of the Seller under this Agreement, the Ancillary Agreements to which the Seller is a party and the other documents delivered to the Seller pursuant to Section 3.2.

2.3       Consideration; Lock-Up Period.

(a)       The consideration for the Purchased Assets (the “Consideration”) will be comprised of the following, adjusted in accordance with Section 2.4:

(i)       the Cash Consideration;

(ii)      the WFCF Stock Consideration;

(iii)     the Rollover Equity; and

(iv)     the assumption of the Assumed Liabilities.

(b)       In accordance with Section 2.8, at the Closing:

(i)       the Buyer shall deliver an amount equal to the Cash Consideration to the Seller by wire transfer of immediately available funds as follows: $802,716.11 of the Cash Consideration to satisfy the Seller’s line of credit evidenced by the payoff letter attached hereto at Exhibit A; and $319,273.89 to an account designated by the Seller;

(ii)       WFCF shall deliver to the Escrow Agent the WFCF Stock Consideration, evidenced by a certificate representing this equity stake; the WFCF Stock Consideration shall be subject to the Escrow Agreement that will govern the Indemnity Escrow and will include a term of eighteen (18) months.

(iii)       Buyer shall deliver to the Escrow Agent the Rollover Equity, evidenced by a certificate representing this equity stake; the Rollover Equity shall be subject to the Escrow Agreement that will govern the Indemnity Escrow and will include a term of eighteen (18) months.

(iv)       the Buyer and the Seller, as applicable, shall deliver the certificates and other agreements, documents and instruments required to be delivered by or on behalf of such Party pursuant to Article III below.

(c)       Agreement Relating to WFCF Stock Consideration. Seller agrees not to sell, transfer or otherwise distribute any of the WFCF Stock Consideration anytime during the Lock-Up Period except to the extent distributed in accordance with Section 7.7 to the Seller’s shareholders upon the dissolution and liquidation of Seller which shall not occur until the later of (i) the first anniversary of the Closing Date, and (ii) the expiration of the eighteen (18) month escrow term provided that each of the Seller’s shareholders agrees in writing to be bound by the terms and other transfer restrictions of the Lock-Up Period and other applicable restrictions set forth on the applicable stock certificates. The form and content of such writing must be reasonably acceptable to WFCF. The Parties hereto further acknowledge that the WFCF Stock Consideration shall be “restricted stock” under federal securities laws (meaning that it was purchased other than through a registered public offering). The certificates evidencing the WFCF Stock Consideration shall bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

(d)      Agreement Relating to Indemnity Escrow. The Seller agrees that the Buyer may withhold and retain the Indemnity Escrow pursuant to the Escrow Agreement in order to satisfy any cost, expense or damages relating to the Seller’s indemnity obligations set forth in Article VIII.

2.4       Liabilities.

(a)       Assumed Liabilities. On the Closing Date the Buyer shall assume and agree to discharge only the following Liabilities of the Seller (the “Assumed Liabilities”) by delivery of the Bill of Sale, Assignment and Assumption Agreement to the Seller:

(i)       any Liability of the Seller arising after the Effective Time under the Scheduled Contracts described in Schedule 4.11 or any other Seller Contract transferred to Buyer pursuant to Section 2.1(b) (other than (a) any Liability arising out of or relating to a breach or default that occurred prior to the Effective Time, (b) any Liability arising out of or relating to the Scheduled Contracts that are used to fund any Employee Plan of the Seller or (c) any Scheduled Contracts that relate to Retained Liabilities);

(ii)      any Liability arising out of the ownership or operation by the Buyer of the Purchased Assets or the Acquired Business after the Effective Time (other than any Retained Liability or any liability for which the Buyer is entitled to indemnification pursuant to Article VIII); and

(iii)     any trade payable, accrued third party commissions and other trade accruals relating to the Acquired Business to the extent any of the foregoing is less than 90 days old as of the Closing and any accrued paid time off of Seller’s employees through the Closing Date.

(b)       Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, the Seller. “Retained Liabilities” shall mean every Liability of the Seller other than the Assumed Liabilities, including:

(i)       any Liability under any Seller Contract assumed by the Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any breach or default that occurred prior to the Effective Time;

(ii)        any Liability relating to or arising out of intercompany payables between any of the Seller’s shareholders, the Seller or their respective Affiliates;

(iii)       any Liability for Taxes, including (A) any Taxes arising as a result of the Seller’s operation of Acquired Business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, (C) any deferred Taxes of any nature and (D) any personal property Taxes, real property Taxes, ad valorem taxes or similar taxes with respect to the ownership of the Purchased Assets by the Seller for periods prior to the Closing regardless of when such Taxes are due;

(iv)       any Liability under any Contract not assumed by Buyer under Section 2.4(a), including Contracts covered by Section 2.6 as a result of the failure of the Seller to obtain required consents;

(v)        any Environmental Liabilities arising out of or relating to the Seller’s operation of Acquired Business or ownership of the Purchased Assets prior to the Effective Time or Seller’s leasing, ownership or operation of the Other Property prior to the Effective Time;

(vi)       any Seller’s Employee Liability;

(vii)      any Seller’s Employee Plan Liability;

(viii)     any Liability to any shareholder, member or Affiliate of Seller, including any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(ix)        any Liability arising out of any Proceeding pending as of the Effective Time (including the matters set forth on Schedule 4.7) or any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(x)         any Liability arising out of or resulting from any of Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Authority that is applicable to Seller;

(xi)        any Liability of Seller under this Agreement or any other document executed in connection with the Transaction;

(xii)       any Liability of Seller relating to any product or service provided by Seller in whole or in part prior to the Effective Time;

(xiii)      any Liability of Seller based upon any of Seller’s acts or omissions occurring after the Effective Time;

(xiv)      any Liability for Seller Transaction Expenses; and

(xv)       any Liability arising out of (A) the ownership or operation of the Purchased Assets or the Acquired Business prior to the Effective Time other than the Assumed Liabilities and (A) the ownership or operation of the Seller’s assets (other than the Purchased Assets) or the Seller’s other businesses (other than the Acquired Business) at any time before and after the Effective Time.

2.5       Allocation of Consideration. Schedule 2.5 sets forth the allocation of the Consideration at Closing among the Purchased Assets, which allocation the Parties agree has been made in accordance with Section 1060 of the Code and the accompanying Regulations. The Parties shall make consistent use of such allocation for financial accounting purposes and as a basis for all Tax purposes and in all filings, declarations and reports submitted to the IRS and applicable state and local taxing authorities in respect thereof, including the forms required to be filed under Section 1060 of the Code. The Buyer shall prepare consistent with such allocation and deliver IRS Form 8594 to the Seller for approval at least three (3) days prior to the Closing Date, and the Seller and the Buyer shall each timely file such form with the IRS. The Seller and the Buyer shall prepare and file all Tax Returns consistent with such allocation, and in any Proceeding related to the determination of any Tax, neither the Buyer nor the Seller shall contend or represent, whether orally or in writing, that the allocation of the Consideration among the Purchased Assets in accordance with Schedule 2.5 is not a correct allocation.

2.6       Assignment of Contracts and Rights.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any assumed Contract or any Claim or right with respect to any benefit arising thereunder or resulting therefrom, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or the Seller thereunder. The Seller shall use its best efforts to obtain the consent of any such third party to the transfer, sublease or assignment thereof to the Buyer in cases in which such consent is required for such transfer, sublease or assignment. If any such consent is not obtained, the Seller shall use its best efforts to cooperate with the Buyer in reasonable and lawful arrangements designed to provide for the Buyer the benefits thereunder, including (a) adherence to reasonable procedures established by the Buyer for the immediate transfer to the Buyer of any payments or other funds received by the Seller thereunder and (b) enforcement for the benefit of the Buyer of any and all rights of the Seller thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise. All costs incurred by the Buyer to obtain any consent pursuant to this Section 2.6 shall be reimbursed by the Seller within ten (10) days following receipt of notice of such costs from the Buyer. Nothing contained in this Section 2.6 shall be construed to negate or diminish, as between the Seller and the Buyer, the covenants and obligations of the Seller to transfer and deliver the Purchased Assets to the Buyer as provided in this Agreement.

2.7       Tax Treatment of Contribution. The parties agree to treat the Transaction for U.S. federal income tax purposes in accordance with example 1 of Treasury Regulation Section 1.707-3(f) as (1) a taxable sale by the Seller of the appropriate portion of the Purchased Assets to the Buyer in exchange for the Cash Consideration (as adjusted) and the WCFC Stock Consideration and a proportionate share of the Assumed Liabilities under Code Section 707(a)(2)(B) and the accompanying Treasury Regulations and (2) a nontaxable contribution by the Seller of the remaining Purchased Assets and remaining Assumed Liabilities to the Buyer in exchange for the Rollover Equity under Code Section 721. The parties agree to report, act and file tax returns for U.S. federal income tax purposes and all other tax purposes consistent with such treatment.

2.8       The Closing Date.  The closing of the Transaction (the “Closing”) shall take place at the offices of WFCF in Castle Rock, Colorado, on December 28, 2016 via the exchange of documents and signatures by facsimile or electronic transmission, or at such other place or on such other date as is mutually acceptable to the Buyer and the Seller. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of the Effective Time.

ARTICLE III - CONDITIONS TO CLOSING

3.1       Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the following conditions on or before the Closing Date:

(a)       Satisfactory Earnings Analysis. The Buyer shall have completed to its reasonable satisfaction a quality of earnings analysis for the Acquired Business.

(b)       Required Consents, Licenses and Accreditations. The consents or waivers of third parties and the authorizations, Licenses, consents, accreditations, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, the entities set forth on Schedule 3.1(b) (the “Required Consents”) shall have been filed, issued, occurred or been obtained, and copies of same shall have been provided to the Buyer.

(c)       Key Contracts. Buyer shall have entered into new agreements with, or been assigned Seller’s rights under the Scheduled Contracts, including without limitation those agreements with the following organizations: JVF Consulting, LLC, Almond Board, California Department of Food and Agriculture, California Cherry Board, California Sustainable Winegrowing Association, California Cut Flower Commission, Mushroom Council, Oregon Hazelnut Marketing Board, Protected Harvest, Pro*Act, PhytoTrak Development Corp., Altamont Technologies (Cultura), Protected Harvest (Admin Agreement), and Enterprise Solutions Partner, Inc.

(d)       Releases. The Seller shall have received or obtained releases from third parties of any and all Liens relating to the Purchased Assets, all on terms reasonably satisfactory to the Buyer.

(e)      Bill of Sale, Assignment and Assumption Agreement. The Buyer and the Seller shall have entered into a Bill of Sale, Assignment and Assumption Agreement, in a form acceptable to the Buyer and the Seller (the “Bill of Sale, Assignment and Assumption Agreement”), a copy of which, in substantially final form, is set forth on Exhibit B.

(f)       Operating Agreement. The members of the Buyer, including the Seller and WFCF, shall have entered into an operating agreement that will set forth the governance of the Buyer, including buy-sell provisions of its member interests, a copy of which, in substantially final form, is set forth on Exhibit C.

(g)       Dlott Employment Agreement. The Buyer and Dlott shall have entered into an employment agreement in a form acceptable to the Buyer and Dlott, a copy of which, in substantially final form, is set forth on Exhibit D.

(h)      Good Standing Certificates. The Seller shall have delivered to the Buyer a certificate from the Secretary of State (or other applicable governmental entity) of its jurisdiction of formation and each jurisdiction listed on Schedule 4.1 in which the Seller is qualified to do business as to such entity’s good standing and payment of all taxes in such jurisdiction.

(i)       Termination of Employee Agreements. The Seller shall have terminated each of its existing employment agreements and other arrangements with employees of the Seller whose duties related to the Acquired Business and who the Seller does not intend to continue employing.

(j)       Closing Documents. On the Closing Date, the Seller shall have delivered to the Buyer such other documents or instruments as the Buyer may reasonably request in connection with this Agreement to effect the Transaction.

(k)       Escrow Agreement. The Seller, the Buyer and the Escrow Agent shall have executed the Escrow Agreement, a copy of which, in substantially final form, is set forth on Exhibit E.

(l)       Lien Waiver. Seller shall have delivered to Buyer a sample of the lien waiver evidencing the release of all liens against any and all of the Purchased Assets, in form and content satisfactory to Buyer, an effective version of which will be provided upon Closing immediately following payment and satisfaction of Seller’s debt as set forth on the Payoff Letter.

3.2       Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the following conditions on or before the Closing Date:

(a)       Governmental Consents. All authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction shall have been filed, occurred or been obtained.

(b)       Bill of Sale, Assignment and Assumption Agreement. The Buyer and the Seller shall have entered into a Bill of Sale, Assignment and Assumption Agreement.

(c)        Ancillary Agreements. The Buyer and the Seller shall have entered into each of the other Ancillary Agreements to which it is a party.

(d)       Closing Documents. On or prior to the Closing Date, the Buyer shall have delivered to the Seller all such other documents or instruments as the Seller may reasonably request to effect the Transaction.

(e)       Escrow Agreement. The Seller, the Buyer and the Escrow Agent shall have executed the Escrow Agreement.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer and WFCF to enter into this Agreement and to close hereunder, the Seller hereby represents and warrants to the Buyer and WFCF that, as of the Closing Date:

4.1       Organization and Power.  The Seller is a corporation, duly incorporated, validly existing and in good standing in the State of California and is qualified to conduct the Acquired Business in every jurisdiction in which the nature of the Acquired Business or its ownership of the Purchased Assets requires it to be so qualified, except where the failure to do so would not have a Material Adverse Change on the Acquired Business. All such jurisdictions in which the Seller is qualified for purposes of the Acquired Business are set forth on the Schedule 4.1.

4.2       Authorization of Transactions.  Just prior to the Closing, Seller has all right, title and interest in all of the Purchased Assets, free and clear of any liens. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Seller is a party and to consummate the Transaction and all necessary action setting forth such authority is evidenced by the written consent of the Board of Directors of Seller, a copy of which is set forth on Exhibit F. No other proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transaction. This Agreement and each Ancillary Agreement to which the Seller is a party, has been duly executed and delivered by the Seller and each constitutes the valid and binding agreement of the Seller enforceable against it in accordance with its terms.

4.3       Capitalization. The capitalization of the Seller is completely and accurately set forth on Schedule 4.3. The shareholders of the Seller set forth on Schedule 4.3 are, together, the record and beneficial owner of all the equity interests of Seller, free and clear of all Liens.

4.4       Litigation. There are no Proceedings pending or, to the Seller’s Knowledge, threatened against or affecting the Seller at law or in equity, or before or by any Governmental Authority, which could reasonably be expected to affect the Seller’s performance of its obligations under this Agreement or the consummation of the Transaction.

4.5       Absence of Conflicts. Except as set forth on Schedule 4.5, the execution and delivery of this Agreement and the consummation or performance of the Transaction in accordance with the terms of this Agreement do not and will not, directly or indirectly (with or without notice or lapse of time or both), (a) contravene, conflict with, or result in a violation of or a default under any provision of the governing or organizational documents of the Seller; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement or Order to which the Seller or any of the assets owned or used by the Seller may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Seller; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity, vesting or performance of, or to cancel, terminate, or modify, any contract or agreement to which the Seller is a party or by which it is bound; (e) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets and (f) cause Buyer to become subject to, or to become liable for payment of, any Tax, except for federal and state income taxes which may be imposed upon the Seller as a result of the closing of the Transactions contemplated by this Agreement.

4.6       Financial Statements.

(a)       The Seller has furnished the Buyer with copies of the (i) unaudited balance sheet of the Seller as of September 30, 2016 (the “Latest Balance Sheet”), and the related statements of income and cash flows for the nine-month period then ended; (ii) unaudited balance sheet and statements of income and cash flows of the Seller for the fiscal years ended December 31, 2014 and December 31, 2015. The Latest Balance Sheet is attached hereto as Schedule 4.6(a). Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete in all material respects, are consistent in all material respects with the books and records of the Seller, present fairly in all material respects the financial condition, results of operations and cash flows of the Seller as of the times and for the periods referred to therein, and have been prepared in conformity with the accounting principles historically utilized by the Seller and applied on a consistent basis during each period and on a basis consistent with that of prior periods.

(b)       The accounts receivable that are reflected on the Latest Balance Sheet or on the accounting records of the Seller as of the Closing Date (collectively, the “Accounts Receivable”) are recorded in accordance with GAAP and represent or will represent (i) valid obligations arising from sales actually made or services actually performed by the Seller in the ordinary course of business consistent with past practice, and (ii) amounts due to the Seller with respect to arm’s length transactions entered into in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date, current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Seller as of the Closing Date (which reserves are calculated consistent with past practice). Except as set forth on Schedule 4.6(b), there is no contest, Claim, or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.6(b) contains a complete and accurate list of all Accounts Receivable as of the Closing and the aging of such Accounts Receivable.

4.7       Absence of Undisclosed Liabilities Compliance with Legal Requirements; Proceedings.

(a)       Except as set forth on Schedule 4.7, the Seller does not have any Liabilities, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability.

(b)       Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, to the Knowledge of Seller, the Seller has complied in all material respects with all applicable Legal Requirements.

(c)       Except as set forth on Schedule 4.7, (i) there are no Proceedings pending, in which the Seller is actually named as a party, or, to the Knowledge of the Seller, threatened against the Seller or the Acquired Business by or before any arbitrator or Governmental Authority; and (ii) there are no Orders binding on the Seller with respect to the Acquired Business. There are no judgments outstanding against the Seller. To the Knowledge of the Seller, there are no grounds on which any such Proceedings might be commenced which are likely to result in a Material Adverse Change with respect to the Seller. In the last ten (10) months, there have been no other events or occurrences out of the ordinary course of business or inconsistent with the past practices of the Acquired Business.

4.8       Absence of Certain Developments. Except as set forth on Schedule 4.8 and except as expressly contemplated by this Agreement, since September 30, 2016 (i) there has been no Material Adverse Change with respect to the Acquired Business or any of the Purchased Assets, (ii) Seller has carried on the business of the Acquired Business diligently and substantially in the manner as heretofore conducted, and has not made or initiated any new, unusual, or novel methods of pricing, payment terms, purchase, sale, management, accounting or operation and has maintained all books and records of the Seller in the ordinary course and (iii) the Seller has not:

(a)      sold, leased, encumbered, licensed, assigned, abandoned or transferred any portion of its tangible assets or Proprietary Rights relating to the Acquired Business, except sales of inventory in the ordinary course of business, or canceled, without fair consideration, any debts or claims owing to or held by it;

(b)      incurred any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of its real or personal property relating to the Acquired Business in an aggregate amount greater than $25,000;

(c)      entered into any settlement, conciliation or similar agreement or waived any rights of value involving Claims in excess of $25,000 relating to the Purchased Assets or the Acquired Business;

(d)      waived any rights relating to the Acquired Business, other than waivers in the ordinary course of business and in accordance with past custom and practice;

(e)       incurred additional indebtedness other than trade payable incurred in the ordinary course of business or the incurrence or creation of any Lien on the Purchased Assets;

(f)       other than in the ordinary course of business, consistent with past practices, sold or leased, or agreed to sell or lease, any of the Purchase Assets;

(g)      entered into or terminated any material Contract or any material amendment or modification to any Contract;

(h)      experienced any labor dispute;

(i)       increased salary or other compensation paid to officers, managers, salaried employees, distributors or independent contractors of the Seller;

(j)       with the exception of hiring Nathan P. Smith, hired or terminated any employees whose annual compensation exceeds $50,000;

(k)      experienced any material dispute, disagreement or other adverse relationship with a supplier, customer, vendor or distributor of the Seller;

(l)       cancelled or waived any material claim or right held by the Seller;

(m)     disposed or abandoned any other proprietary right or asset of the Seller;

(n)      distributed or issued any dividend of cash or property; or

(o)      incurred any Material Adverse Change.

4.9       Title to Purchased Assets. Except as set forth on Schedule 4.9, the Seller has good and marketable title to (or in the case of assets identified as leased in the books and records of the Seller, a valid leasehold interest in) the Purchased Assets, free and clear of all Liens. The Purchased Assets constitute all the assets, tangible and intangible, necessary to operate the Acquired Business in the manner presently operated by the Seller. Upon delivery by the Buyer to the Seller of the Consideration in accordance with Section 2.3, valid and marketable title to the Purchased Assets will pass to the Buyer, free and clear of any Lien.

4.10       Taxes. The Seller has filed all Tax Returns for all applicable Taxes, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date. Each such Tax Return has been, or will be, prepared in all material respects, in compliance with all applicable Legal Requirements, and all such Tax Returns are, or will be, complete and correct in all material respects as of the respective filing dates. All Taxes payable by the Seller and all assessments for Taxes of the Seller have been paid or will be paid by the Seller when due. Except as set forth on Schedule 4.10, there are no Claims or investigations by any Governmental Authority pending or, to the Seller’s Knowledge, threatened against the Seller with respect to any Taxes. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Seller or with respect to any Tax assessment or deficiency affecting the Seller. Except as set forth on Schedule 4.10, no unresolved Claim has been made, or to the Knowledge of Seller is expected to be made, by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Seller has no liability for Taxes of another Person arising as a result of the Seller at any time being a member of an Affiliated Group or as a result of liability as a successor or transferee, by contract or otherwise. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and the Seller has no Knowledge of any basis for assertion of any Claims attributable to Taxes which, if adversely determined, would result in any such Lien. The Seller has made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against or agree to by the Seller since December 31, 2011.

4.11     Contracts and Commitments.

(a)       Schedule 4.11 describes each Seller Contract used in or relating to the Acquired Business.

(b)       Except as specifically contemplated by this Agreement or disclosed on Schedule 4.11, (i) the Seller has no Knowledge of any cancellation, breach or anticipated breach by any party to any Contract required to be disclosed on Schedule 4.11 (the “Scheduled Contracts”), (ii) the Seller has performed in all material respects all obligations required to have been performed by it in connection with the Scheduled Contracts, (iii) the Seller does not have Knowledge of any claim of default under any Scheduled Contract, (iv) the Seller does not have a present expectation or intention of not fully performing any obligation pursuant to any Scheduled Contract, and (v) to the Knowledge of the Seller, no customer or supplier of the Seller that is a party to any Scheduled Contract has indicated to the Seller that (A) it has terminated its relationship with the Seller or that it will stop or materially decrease the rate of business done with the Seller, (B) it desires to renegotiate its contract with the Seller or materially change the pricing or other terms of its business with the Seller or (C) in the case of a customer, any of its projects are being materially delayed.

(c)       The Seller has provided the Buyer with a true, accurate, complete and correct copy of all of the Scheduled Contracts, together with all written amendments, waivers or other changes thereto, and Schedule 4.11 includes a materially accurate and complete written description of any oral contracts of the type required to be listed on Schedule 4.11.

4.12     Proprietary Rights.

(a)       Schedule 4.12 sets forth a complete and correct list of the following Propriety Rights of Seller that are used in or necessary for the operation of the Acquired Business: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights; (ii) all trade names and unregistered trademarks and designs used by the Seller; (iii) all material unregistered copyrights and computer software owned or used by the Seller; (iv) all licenses or similar agreements to which the Seller is a party either as licensee or licensor for the Proprietary Rights; and (v) any other material Proprietary Rights used by the Seller in the conduct of the Acquired Business.

(b)      Except as set forth on Schedule 4.12, (i) the Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, each of the Proprietary Rights used in the operation of the Acquired Business as currently conducted, free and clear of all Liens, and such Proprietary Rights constitute all the Proprietary Rights necessary to operate the Acquired Business as currently conducted; (ii) no Claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights used in or necessary to the operation of the Acquired Business that are owned or licensed by the Seller has been made, is currently outstanding or, to the Knowledge of the Seller, is threatened, and, to the Knowledge of the Seller, there are no grounds for same; (iii) the Seller has not received any notices of, nor does the Seller have Knowledge of, any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right that is used in or necessary to the operation of the Acquired Business; (iv) the Seller has not infringed or misappropriated any intellectual property rights of any third parties and the operation of the Acquired Business, as presently conducted, does not infringe or misappropriate any third party intellectual property right; (v) to the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise conflicted with any of the Proprietary Rights of Seller used in or necessary for the operation of the Acquired Business; and (vi) following the Closing, all Proprietary Rights of Seller currently used in the Acquired Business will be owned or available for use by the Seller on terms and conditions identical in all material respects to those in effect on the date hereof.

4.13       Brokerage. The Seller does not have any liability or obligations to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Seller, or the Buyer could become liable or obligated.

4.14       Governmental and Other Licenses, Permits, Certifications and Accreditations. Schedule 4.14 contains a complete listing of all permits, licenses franchises, certificates, approvals and other authorizations of Governmental Authorities or other similar rights (excluding those set forth on Schedule 4.12, but including all licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the operation of the Acquired Business) (collectively, the “Licenses”) held or possessed by the Seller for the conduct of the Acquired Business, and no other material licenses are required in the conduct of the Acquired Business.

4.15       Employees. To the Knowledge of the Seller, no employee to be hired by the Buyer and listed on Schedule 7.1 is subject to a noncompetition or confidentiality agreement with any third party that restricts such employee’s activities on behalf of the Seller. Each current and former employee, consultant and officer of the Seller has executed an agreement or agreements with the Seller regarding confidentiality and proprietary information and inventions assignments and disclosures, each substantially in the form or forms delivered to the counsel for the Buyer (the “Intellectual Property Agreements”). To the Knowledge of Seller, no current or former employee of the Seller has excluded works or inventions from his or her assignment of inventions pursuant to such current or former employee’s Intellectual Property Agreement. To the Knowledge of Seller, none of Seller’s current or former employees is in violation of an Intellectual Property Agreement.

4.16      Employee Benefit Plans.

(a)       Except as set forth on Schedule 4.16, the Seller does not maintain, contribute to, or have any liability or potential liability with respect to, (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Seller, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, stock option or stock purchase plan, employee health or other welfare benefit plan or other arrangement formal or informal (the benefit plans described in the foregoing clauses (i) and (ii), an “Employee Plan”). For purposes of this Section 4.16, the “Seller” shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Seller for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time. Each item listed on Schedule 4.16 is an Employee Plan.

(b)       The Seller has received a determination letter from the Internal Revenue Service with respect to Seller’s 401(k) plan maintained by the Seller, and nothing has occurred since the date of such determination that could adversely affect the qualification of such plan.

(c)       The Seller does not have any material liability or potential material liability with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar federal, state or provincial law, rule or regulation (a “Pension Plan”) or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), and the Seller has not incurred any liability under Title IV of ERISA or any Legal Requirement or to the Pension Benefit Guaranty Corporation (the “PBGC”). No Pension Plan of the Seller has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived; the fair market value of the assets of each Pension Plan equals or exceeds the present value of the vested and nonvested benefit liabilities (determined on a plan termination basis); no reportable event within the meaning of Section 4043 of ERISA or any similar Legal Requirement has occurred with respect to any Pension Plan; the PBGC has not threatened the termination of any Pension Plan; and the Seller has no liability or potential liability with respect to any Pension Plan that has been terminated in the past five years.

4.17       Affiliate Transactions. Except as disclosed on Schedule 4.17, to the Knowledge of the Seller, neither any former or current officer, director or shareholder of the Seller listed on Schedule 4.17, nor any individual related by blood, marriage or adoption to any of the foregoing individuals, or any entity in which any such Person owns any beneficial interest, (i) is a party to any agreement, contract, commitment or transaction with the Seller or that pertains to the Acquired Business, (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Acquired Business or (iii) is engaged in competition with the Seller with respect to the Acquired Business.

4.18      Environmental Matters.

(a)       Except as set forth on Schedule 4.18, to the Knowledge of the Seller, the Seller has complied in all material respects with all Environmental Requirements in the conduct of Acquired Business.

(b)       Except as set forth on Schedule 4.18, the Seller has not received any written or oral notice, report or other written information regarding any actual or alleged violation of Environmental Requirements or any Environmental Liabilities (including Environmental Liabilities that could in the future arise as a result of an existing violation of Environmental Requirements), relating to the Acquired Business.

(c)       The Seller has not in connection with the operation of the Acquired Business: (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Pollutant; or (ii) owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to Environmental Liabilities (including Environmental Liabilities that could in the future arise as a result of an existing violation of Environmental Requirements).

(d)       Schedule 4.18 lists all: (i) USTs; (ii) asbestos-containing material (in any form); (iii) materials or equipment containing polychlorinated byphenyls or radioactive substances; or (iv) landfills or open dumps, surface impoundments or waste disposal areas which are located on or exist at any property or facility owned, leased, controlled or operated by Seller, all of which comply with all applicable Environmental Requirements.

(e)       The Seller has furnished to Buyer all documents in its possession or control containing material information regarding any material Environmental Liability under any applicable Environmental Requirement or with respect to any Pollutants, relating to the operation of the Acquired Business.

4.19       Disclosure. Neither this Agreement, nor any of the schedules hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There exists no undisclosed fact or circumstance which, to the Knowledge of Seller, materially and adversely affects or could reasonably foreseeably affect the present business, properties or condition, financial or otherwise, of the Seller.

4.20       Shareholder Approval. The Seller has obtained shareholder approval of this Transaction in compliance with California securities regulations and such approval included: (i) a minimum of seventy-five percent (75%) of each class of outstanding securities of Seller voted in favor of the Transaction; (ii) no more than ten percent (10%) of each class of outstanding securities of Seller voted against the Transaction; and (iii) statutory dissenters rights is available and presented to each of the holders of Seller’s securities. The Shareholder approval authorizing this Transaction as set forth in this Section 4.20 is evidenced by the written consent of the shareholders of the Seller, a copy of which is set forth on Exhibit G.

4.21       Seller Acknowledgement of Ample Consideration. The Seller acknowledges and agrees that the execution and delivery of this Agreement by the Buyer constitutes full and adequate consideration for the Seller’s and Dlott’s execution and delivery of this Agreement and the Seller’s and Dlott’s performance of their respective obligations under this Agreement; furthermore, the Seller acknowledges and agrees that the Buyer would not enter into this Agreement without obtaining the covenants set forth in Article VII of this Agreement.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF DLOTT

As a material inducement to the Buyer to enter into this Agreement, Dlott hereby represents and warrants to the Buyer that, as of the Closing Date:

5.1       Enforceability. This Agreement constitutes a valid and binding obligation of Dlott, enforceable against Dlott in accordance with its terms.

5.2       No Conflicts. Except as set forth in Schedule 4.5, the execution and delivery by Dlott of this Agreement and the Ancillary Agreements to which Dlott is a party does not, and the performance by Dlott of his obligations under this Agreement and the Ancillary Agreements to which Dlott is a party, does not and will not:

(a)       contravene, conflict with or result in a violation of or default under any Legal Requirement applicable to Dlott or any of the Seller’s assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority or regulatory body or other third party; or

(b)       contravene, conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which Dlott is a party or by which the Seller’s assets or properties are bound, which could reasonably be expected to affect Dlott or the Seller’s performance of their obligations under this Agreement or the consummation of the Transaction.

5.3       Brokerage. Dlott has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Dlott, any liability or obligation to pay any fees or commissions to any broker, finder or agent in connection with the execution and performance of the Transaction for which the Buyer could become liable or obligated.

5.4       Interest in Competing Business. Dlott does not own any equity interest in any business that competes with the Acquired Business.

5.5       Dlott Acknowledgement of Ample Consideration. Dlott understands and agrees that the Buyer’s execution of this Agreement and/or the payments and equity to which the Seller is entitled under this Agreement inures to Dlott’s benefit and shall constitute adequate consideration for his covenants and agreements set forth in Article VII of this Agreement.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND WFCF

As a material inducement to the Seller and Dlott to enter into this Agreement, the Buyer and WFCF jointly and severally hereby represent and warrant to the Seller and Dlott that as of the date hereof:

6.1       Organization and Power. The Buyer is a limited liability company validly existing and in good standing under the laws of the State of California, with full power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2       Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all requisite action on the part of the Buyer, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party and all necessary action setting forth such authority of WFCF is evidenced by the written consent of the Board of Directors of WFCF, a copy of which is set forth on Exhibit H. This Agreement and the Ancillary Agreements each constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

6.3       No Violation. The Buyer is not subject to or obligated under its governing or organizational documents, any applicable Legal Requirement, or any agreement, instrument, license, franchise or permit, or subject to any Order, which would be breached or violated by its execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.

6.4       Litigation. There are no Proceedings, Orders or investigations pending or, to the best of the Buyer’s Knowledge, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect the Buyer’s performance of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transaction.

6.5       Brokerage. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Seller or the Seller’s shareholders could become liable or obligated.

6.6       Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or third party on the part of the Buyer is required in connection with the consummation of the Transaction.

6.7       WFCF Stock Consideration. Contingent upon the truth and accuracy of Seller’s representations and warranties contained herein, the issuance of the WFCF Stock Consideration to the Seller shall be issued pursuant to an applicable federal exemption from the registration requirements of the Securities Act, and shall be issued in compliance with all applicable federal and state securities laws. The WFCF Stock Consideration shall be duly authorized, fully paid and nonassessable, and shall only be subject to those transfer restrictions contained herein, contained in the Escrow Agreement, and pursuant to the Securities Act of 1933 (the “Act”).

6.8       Rollover Equity. The Rollover Equity issued to the Seller represents 40% of the outstanding membership units of the Buyer on a fully-diluted basis, and other than the Call Option and Put Option described in the Buyers operating agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Buyer of any units or equity interest.

ARTICLE VII - COVENANTS OF THE PARTIES

7.1       Employees. The Buyer and the Seller have, upon mutual agreement, contacted the persons listed on Schedule 7.1 regarding the Transaction for the purpose of making offers of employment with or other engagement by the Buyer to be effective as of the Effective Time, which shall be contingent upon the occurrence of the Closing and the consummation of the Transaction. The Seller has informed those persons (i) that their employment with or engagement by the Seller will terminate on the Closing Date and (ii) that they will be offered employment or other engagement by the Buyer. The Seller hereby releases those persons listed on Schedule 7.1 from any confidentiality, non-solicitation or non-competition agreement to which they may be subject with the Seller after Closing that is contrary to this Agreement.

7.2       Payment of All Taxes Resulting from Purchase of Purchased Assets. Seller will pay in a timely manner all Taxes (including, without limitation, sales, use or other transfer taxes) resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, with the exception of any Taxes that are the obligation of the Buyer or the Buyer’s Affiliates, pursuant to applicable Legal Requirements.

7.3       Tax Matters; Cooperation.

(a)       Payroll Reporting Requirements. The Seller and the Buyer hereby agree to utilize the “Standard Procedure” set forth in Revenue Procedure 2004-53, or a corresponding future revenue procedure or other administrative pronouncement from the IRS, with regard to the reporting requirements attributable to wages paid or to be paid to all persons employed by Seller prior to the Closing Date that become employees of Buyer from and after the Closing Date.

(b)       Post-Closing Cooperation. The Seller and the Buyer shall cooperate with each other after the Closing in providing any information reasonably necessary to permit the filing of Tax Returns or responding to audits or other inquiries of any taxing Governmental Authority. The Seller shall cooperate with and provide to the Buyer any information or documentation necessary for the Buyer to obtain a sale for resale or any other exemption from Taxes under state or local law. Such cooperation shall include the retention and (upon the other Party’s request) the provision of books and records and other information that are reasonably relevant to any such Tax Return or audit or inquiry and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Buyer agree to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records or information and, if the other Party so requests, the Seller or the Buyer, as the case may be, shall allow the other Party to take possession of such books and records or other information before such transfer, destruction or discard.

7.4          Use of SureHarvest Name. Immediately after Closing, the Seller shall cease transacting business under or otherwise using for any purpose the names “SureHarvest” or any name similar thereto and shall promptly take all actions necessary to withdraw or terminate their authority to transact business anywhere under such names.

7.5          Confidentiality; Restrictive Covenants.

(a)          Confidentiality. Each of the Seller and Dlott acknowledge and agree that (i) he or it has, or may have, access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of the Buyer from and after the Closing Date and (ii) for a period of five (5) years after the Closing Date, neither he or it nor any of his or its Affiliates will, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, shareholders and employees of the Buyer any Confidential Information, or use or otherwise exploit any Confidential Information for his or its own benefit or the benefit of anyone other than the Buyer in a manner inconsistent with the business interest of Buyer. The term “Confidential Information” shall mean the following information and items as related to the Acquired Business: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations; (b) marketing information, including strategies, trade secrets, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) any written document, memorandum, report, correspondence, drawing or other material, or computer software or program, developed or prepared by any employee or agent of either party which incorporates, references or uses any information described above. The term “Confidential Information”, for purposes of this Section 7.5(a) does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public or the industries in which the Acquired Business is conducted on the date of this Agreement, (b) becomes generally available to the public other than as a result of an impermissible disclosure by the Seller or Dlott or their Affiliates or Representatives, (c) the Seller or Dlott learn from other sources where such sources have not violated their confidentiality obligation to the Buyer, (d) is independently developed by the Seller or Dlott after the date hereof or (e) is required by a court of competent jurisdiction to be disclosed, provided that the Seller or Dlott give written notice to the Buyer of such disclosure and allow the Buyer to seek a protective order or otherwise limit the disclosure and provided further that such information shall be excluded from the term “Confidential Information” only to the extent required to comply with such court order.

(b)          Seller and Dlott Non-Competition Covenants. Each of the Seller and Dlott agree that for a period of three (3) years after the Closing Date (the “Non-Compete Period”), it or he will not, directly or indirectly, and it or he will not permit its or his Affiliates to:

(i)          own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Acquired Business anywhere in the Restricted Territory, other than (a) as an employee of, or consultant to, the Buyer or WFCF or (b) owning shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than two percent (2%) of such corporation’s fully-diluted shares; or

(ii)         sell any of the Excluded Assets to any Person unless such Person agrees in writing (and names Buyer as a third party beneficiary for such purpose) not to use any of such Excluded Assets in the operation of the Acquired Business in the Restricted Territory for the remainder of the Non-Compete Period.

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(c)          Seller and Dlott Non-Solicitation Covenants. Each of the Seller and Dlott agree that for a period of five (5) years after the Closing date (the “Non-Solicit Period”), it or he will not, directly or indirectly, and it or he will not permit its or his Affiliates to:

(i)          induce or attempt to induce, hire, or cause any officer, director, employee, consultant or contractor of the Buyer involved in the Acquired Business to leave the employ of the Buyer or any of its Affiliates, or in any way interfere with the relationship between the Buyer or such Affiliates on the one hand, and any such officer, director, employee, consultant or contractor, on the other hand; or

(ii)         induce, or attempt to induce, any customer or potential customers, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person including, without limitation, those customers and potential customers of the Acquired Business set forth on Schedule 7.5 (each an “Acquired Customer”) transacting business in the Restricted Territory with the Buyer or any of its Affiliates to reduce or cease doing business with the Buyer, or in any way interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee, business relation or Acquired Customer, on the one hand, and the Buyer on the other hand.

(d)          Remedies; Reformation. The Parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing covenants in this Section 7.5 may be inadequate and that the Buyer or the Seller, as applicable, in addition to any other relief available to it, shall be entitled to such temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event that any court will not reform such covenants, then the Parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted by applicable Legal Requirements.

7.6          Satisfaction of Retained Liabilities. With the exception of the Assumed Liabilities, the Seller will pay or satisfy, or make adequate provision for the payment or satisfaction, in full of all the Retained Liabilities and other Liabilities of the Seller under this Agreement.

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7.7          Dissolution of the Seller; Transfer of WFCF Stock Consideration. In accordance with Section 2.3(c), at some future date, WFCF and the Buyer acknowledge that the Seller shall be liquidated and dissolved, at which time, all remaining assets of the Seller, including the WFCF Stock Consideration and the Rollover Equity, shall be distributed to the Seller’s shareholders pursuant to the Seller’s Amended and Restated Articles of Incorporation and any other bonus plans adopted by the Seller; provided however, the Parties acknowledge and agree that the distribution of the WFCF Stock Consideration and the Rollover Equity to Seller’s shareholder shall not occur until the later of each of the following; (i) the first anniversary of the Closing Date, and (ii) the expiration of escrow period set forth in the Escrow Agreement. Subject to the foregoing, upon the dissolution of the Seller and each of the Seller’s shareholders agreeing to be bound by the terms and other transfer restrictions of the Lock-Up Period and other applicable restrictions set forth on the applicable stock certificates, the form and content of which must be reasonably acceptable to WFCF, WFCF and the Buyer hereby consent to the shares of WFCF Stock Consideration and the Rollover Equity being distributed to the Seller’s shareholders. Upon distribution of the shares of WFCF Stock Consideration to the Seller’s shareholders, WFCF shall issue new stock certificates to the Seller’s shareholders pursuant to the stock allocation provided by the Seller. Upon the Seller’s distribution of the Rollover Equity to the Seller’s shareholders, the Buyer shall amend its operating agreement to reflect the Seller’s shareholders individually becoming members of the Buyer. Finally, upon such distribution to Seller’s shareholders and the expiration of all lockup periods attached to the shares of any WFCF Stock Consideration issued under this Agreement or in connection with the conversion of the Rollover Equity, and upon compliance with all applicable requirements set forth in Rule 144 of the Act, state securities laws, the Escrow Agreement, and this Agreement, WFCF shall cause its transfer agent to issue new stock certificates without legends representing shares of the WFCF Stock Consideration so as to permit the holders of such shares to trade the shares under Rule 144 of the Act.

ARTICLE VIII - SURVIVAL INDEMNIFICATION AND RELATED MATTERS

8.1          Survival. The representations and warranties contained in this Agreement shall survive the Closing for eighteen (18) months following the Closing Date except for (i) the representations and warranties contained in Sections 4.10 (Taxes) and 4.18 (Environmental Matters), each of which shall survive for thirty (30) days past applicable statute of limitations (as it may be extended), (ii) any fraud or misrepresentation or the representation and warranties contained in Sections 4.1 (Organization and Power), 4.2 (Authorizations of Transactions), 4.3 (Capitalization) and 4.5 (Absence of Conflicts), each of which shall survive for five (5) years following the Closing Date, and (iii) the representations and warranties contained in the other Designated Representations which shall survive without limitation.

(a)          The Seller agrees to indemnify the Buyer and WFCF with respect to, and hold the Buyer and WFCF harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) (each, a “Loss”) which Buyer or WFCF may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Seller or Dlott in this Agreement, (ii) the failure of Seller or Dlott to comply with any covenants or other commitments made by Seller in this Agreement, or (iii) any Retained Liability.

(b)          The Buyer and WFCF jointly and severally agree to indemnify the Seller and Dlott with respect to, and hold Seller and Dlott harmless from, any Loss which the Seller or Dlott may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by the Buyer or WFCF in this Agreement, (ii) the conduct of the Acquired Business by the Buyer subsequent to the Closing Date or (iii) the failure of either the Buyer or WFCF to comply with any covenants made by Buyer or WFCF in this Agreement.

8.2          Limitations. The indemnification obligations of the Seller, the Buyer and WFCF under Section 8.1 shall be subject to the following limitations:

(a)          Except in respect of any Loss arising out of or in connection with fraud or intentional misconduct or a breach of a Designated Representation, the aggregate liability for indemnification pursuant to Section 8.1(a) shall not exceed an amount equal to that portion of the Consideration that is the sum of the WFCF Stock Consideration and the Rollover Equity; and

(b)          Except in respect of any Loss arising out of or in connection with fraud or intentional misconduct or a breach of a Designated Representation, in no event shall either Party be liable to another Party pursuant to Section 8.1 unless and until the aggregate amount of all such Losses exceeds $50,000, after which point the liability shall be for the Losses in excess of the foregoing threshold.

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8.3          Legal Proceedings. In the event the Buyer, the Seller or WFCF become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such Party shall promptly notify the other Party in writing and in full detail of the filing, and of the nature of such proceeding. The other Party may, at its option and expense but only upon the consent of the indemnified Party, defend and control any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. In such event the Party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the Party being indemnified. The Party being indemnified shall reasonably cooperate with the indemnifying Party in such proceeding.

8.4          Exclusive Remedies. Except for injunctive action or other equitable remedies, as otherwise provided in Section 2.4 or with respect to fraud Claims, the remedies provided in this Article VIII shall be the exclusive remedies of the Parties after the Closing in respect of any matter arising out of or in connection with this Agreement and any certificate executed in connection herewith for monetary damages arising under this Agreement.

8.5          Offset Against WFCF Stock Consideration and Rollover Equity. Except for injunctive action or other equitable remedies, as otherwise provided in Section 2.4 or with respect to fraud Claims, all amounts due the Buyer or WFCF under Section 8.1(a) shall first be satisfied by reducing the number of shares of WFCF Stock Consideration held for the benefit of the Seller or its shareholders. If there are amounts payable by the Seller to the Buyer under Section 8.1(a) which are not disputed by the Seller within thirty (30) days upon timely written notice from the Buyer, such amounts may be satisfied by the Buyer first by reducing the number of shares of WFCF Stock Consideration and then by reducing the Rollover Equity held for the benefit of the Seller or Seller’s shareholders. Any indemnification obligations of the Seller alleged by the Buyer or WFCF under Section 8.1(a), but disputed by the Seller, shall be submitted to the American Arbitration Association for arbitration in Denver, Colorado and settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE IX - ADDITIONAL AGREEMENTS

9.1          Press Releases and Announcements. No press releases related to this Agreement and the Transaction, or other announcements to the employees, customers or suppliers of the Seller, shall be issued without the mutual approval of the Buyer and the Seller (which approval shall not be unreasonably withheld or delayed), except for any public disclosure which Buyer or the Seller in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Buyer and the Seller).

9.2          Further Assurances. The Parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Buyer agrees to cooperate reasonably with the Seller to the extent the Seller requests access to documents, employees or data in the event that the Seller becomes the subject of an audit or investigation by a Governmental Authority. In the event that following the Closing, the Seller or any of its respective Affiliates receive or come into the possession of any of the Purchased Assets (including without limitation any payments relating to the Accounts Receivable or Claims included in the Purchased Assets), the Seller shall, and shall cause its respective Affiliates to, immediately notify the Buyer and transfer or pay over such Purchased Assets to the Buyer. Seller will cooperate with the Buyer and use commercially reasonable efforts to assist the Buyer with the transfer to Buyer from the Seller of any Licenses necessary for the operation of the Purchased Assets following the Closing.

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9.3          Expenses. Except as otherwise provided herein, the Buyer on the one hand, and the Seller on the other, will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.

ARTICLE X - MISCELLANEOUS

10.1        Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Seller and the Buyer.

10.2        Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Seller and the Buyer. Any waiver effected pursuant to this Section 10.2 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

10.3        Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given when personally delivered, one business day after being sent by reputable overnight courier service (charges prepaid), or when telecopied (so long as such telecopied message is that same day sent by reputable overnight courier (charges prepaid)) to the intended recipient as set forth on Schedule 10.3, or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

10.4        Binding Agreement; Assignment. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that, except as permitted in the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Upon notice to the Seller, the Buyer (i) may assign any or all of its rights and obligations under this Agreement to any Affiliate of the Buyer and (ii) may make a collateral assignment of its rights hereunder to any lender to Buyer or any of its Affiliates.

10.5        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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10.6        No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

10.7        Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

10.8        Entire Agreement. The terms of this Agreement (including the Exhibits and Schedules hereto) and other documents and instruments referenced herein, are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

10.9        Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf file), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

10.10      Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

10.11      Parties in Interest. Other than Persons entitled to receive indemnification under Article VIII, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

10.12      Exhibits and Schedules. The Exhibits, Schedules and constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

10.13      Certain Interpretive Matters and Definitions.

(a)          Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; (vi) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vii) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(b)          No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE XI - SUBSCRIPTION

11.1        WFCF Stock Representation. In consideration of WFCF’s agreement to issue the WFCF Stock Consideration to the Seller, the Seller hereby represents and warrants to WFCF and hereby covenants and agrees as follows:

(a)          The Seller is acquiring the shares of WFCF Stock Consideration (the “Shares”) solely for Seller’s own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. The Seller is acquiring the Shares with the intention of holding the Shares for investment purposes only, and Seller has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the Shares, or of dividing the Seller’s interest in the Shares with any other person or entity. The Seller has not offered any of the Shares for sale or other disposition, and Seller shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

(b)          Seller considers itself to be a sophisticated investor in companies similarly situated to WFCF, and Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Seller is aware that Seller’s investment in the Shares is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made its own evaluation of the risks associated with this investment.

(c)          Seller acknowledges that WFCF has delivered within a reasonable time prior to the execution of this Agreement a copy of the following: (i) WFCF’s 2016 proxy statement; (ii) WFCF’s Form 10-K for the fiscal year ended December 31, 2015; (iii) WFCF’s Form 10-Q for the fiscal quarter ended March 31, 2016; (iv) WFCF’s Form 10-Q for the fiscal quarter ended June 30, 2016 (v) WFCF’s Form 10-Q for the fiscal quarter ended September 30, 2016; (vi) WFCF’s press releases since December 31, 2015; (vii) WFCF’s Form 8-K filings since December 31, 2015, as amended; and (vi) a brief description of the securities being offered and use of the proceeds from the Transaction.

(d)          The Shares were not offered to Seller by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Seller was invited by any of the foregoing means of communications.

(e)          The Seller’s investment in the Shares is reasonable and consistent with the nature and size of its present investments and net worth, Seller has no need for liquidity in the investment represented by the Shares, and Seller is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period of time and to afford a complete loss of this investment.

(f)           Seller is aware that WFCF may offer and sell additional shares of common stock in the future, thereby diluting Seller’s percentage equity ownership of WFCF.

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(g)          Seller understands that as a publicly traded company, WFCF files with the Securities and Exchange Commission (“SEC”) various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Seller, from the SEC and directly from WFCF. Seller has been given the opportunity to obtain copies of such public information and to ask questions of, and receive answers from, you with respect to WFCF and the Shares, concerning the terms and conditions of the issuance of the Shares to Seller, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Seller in order for Seller to evaluate the merits and risks of an investment in the Shares. Seller has been furnished with all information concerning the Shares and WFCF that Seller desires.

(h)          In regard to any economic or legal considerations related to the Shares, Seller has relied on the advice of, or consulted with, only Seller’s own advisors, and Seller has not relied upon Buyer, WFCF, or their respective legal counsel or accountants regarding the Shares or the Transaction contemplated herein.

(i)           Seller understands and acknowledges that the issuance of the Shares to Seller was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, Seller understands that the Shares cannot be subsequently transferred unless they are registered under the Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Seller understands and acknowledges that any certificate evidencing the Shares will bear the legend set forth in Section 2.4(e) herein, and Seller understands that a notation may be made in the stock records of WFCF restricting the transfer of any of the Shares in a manner consistent with the foregoing.

(j)           Seller understands and acknowledges that neither WFCF nor the Buyer are under any obligation to register the Shares for public sale or comply with the conditions of Rule 144 promulgated by the SEC under the Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

11.2        Rollover Equity Representation. In consideration of Buyer’s agreement to issue the Rollover Equity to the Seller, the Seller hereby represents and warrants to the Buyer and WFCF and hereby covenants and agrees as follows:

(a)          Seller is acquiring the shares Rollover Equity solely for Seller’s own account and not as nominee for, representative of, or otherwise on behalf of any other person or entity. Seller is acquiring the Rollover Equity with the intention of holding the Rollover Equity for investment purposes only, and Seller has no present intention of participating, directly or indirectly, in a subsequent sale, transfer or other distribution of the Rollover Equity, or of dividing Seller’s interest in the Rollover Equity with any other person or entity. Seller has not offered any of the Rollover Equity for sale or other disposition, and Seller shall not make any sale, transfer or other disposition of the Rollover Equity in violation of state or federal law.

(b)          Seller considers itself to be a sophisticated investor in companies similarly situated to Buyer, and Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Rollover Equity. Seller understands that there is no public market for the Rollover Equity, no public market for the Rollover Equity is likely to develop and it may not be possible for Seller to readily liquidate its investment. Seller is aware that Seller’s investment in the Buyer is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made their own evaluation of the risks associated with this investment.

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(c)          Seller acknowledges that as of the date hereof it is a manager of the Buyer. As such, Seller acknowledges that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Act.

(d)          WFCF has delivered within a reasonable time prior to the execution of this Agreement a copy of the following: (i) description of the Buyer and its Operating Agreement, and (ii) a description of the Rollover Equity.

(e)          The Rollover Equity was not offered to the Seller by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Seller was invited by any of the foregoing means of communications.

(f)           The Seller’s investment in the Rollover Equity is reasonable and consistent with the nature and size of its present investments and net worth, the Seller has no need for liquidity in the investment represented by the Rollover Equity, and the Seller is financially able to bear the economic risk of this investment, including the ability to afford holding the Rollover Equity for an indefinite period of time and to afford a complete loss of this investment.

(g)          Subject to the terms of the Buyer’s operating agreement, the Seller is aware that the Buyer may offer and sell additional membership interests in the future, thereby diluting the Seller’s percentage equity ownership of Buyer.

(h)          The Seller has been given the opportunity to obtain copies of all information and to ask questions of, and receive answers from, you with respect to the Buyer and the Rollover Equity, concerning the terms and conditions of the issuance of the Rollover Equity to the Seller, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to the Seller in order for the Seller to evaluate the merits and risks of an investment in the Rollover Equity. The Seller has been furnished with all information concerning the Rollover Equity and the Buyer that the Seller desires.

(i)           In regard to any economic or legal considerations related to the Rollover Equity, the Seller has relied on the advice of, or consulted with, only the Seller’s own advisors, and the Seller has not relied upon the Buyer, WFCF, or their respective legal counsel or accountants regarding the Rollover Equity or the Transaction contemplated herein.

(j)           Seller understands and acknowledges that the issuance of the Rollover Equity to the Seller was not registered under the Act or under the securities laws of any state in reliance upon an exemption or exemptions contained in the Act (and the regulations promulgated thereunder) and applicable state securities laws. Consequently, the Seller understands that the Rollover Equity cannot be subsequently transferred unless registered under the Act and applicable state securities laws, or unless an exemption from such registration requirements is available. The Seller understands and acknowledges that any certificate evidencing the Rollover Equity, if any, will bear a legend restricting the transfer of such Rollover Equity consistent with the foregoing.

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(k)          The Seller understands and acknowledges that neither WFCF nor the Buyer are under any obligation to register the Rollover Equity for public sale or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Rollover Equity without registration.

(l)           The Seller is a California corporation, and its principal place of business is located in the State of California, and it has no present intention of removing itself from its existing state of residence.

(m)         The Seller confirms that the representations it has made to WFCF and the Buyer herein are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Shares and Rollover Equity by the Seller, the Seller agrees that it will immediately furnish such revised or corrected representations or information to WFCF and Buyer.

[Signature Page Follows]

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Signature Page To The Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

SUREHARVEST, INC.

By: /s/ Jeff Dlott

Name: Jeff Dlott

Title: President & CEO

JEFF DLOTT

/s/ Jeff Dlott

THE BUYER:

SUREHARVEST SERVICES, LLC

By: /s/ John K Saunders

Name: John K Saunders

Title: CEO

WFCF:

WHERE FOOD COMES FROM, INC.

By: /s/ John K Saunders

Name: John K Saunders

Title: CEO

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Exhibit A

Payoff Letter

[See attached.]

Exhibit B

Bill of Sale, Assignment and Assumption Agreement

[See attached.]

Exhibit C

Operating Agreement of SureHarvest Services, LLC

[See attached.]

Exhibit D

Employment Agreement of Jeff Dlott

[See attached.]

Exhibit E

Escrow Agreement

[See attached.]

Exhibit F

Consent to Transaction by Board of Directors of Seller

[See attached.]

Exhibit G

Consent to Transaction by Shareholders of Seller

[See attached.]

Exhibit H

Consent to Transaction by Board of Directors of WFCF

[See attached.]

Schedule 2.6

Allocation of Consideration (Purchase Price)

ASSETS	PRICE

Accounts Receivable	$197,217

Fixed Assets	$13,794

Intangibles	$640,057

Goodwill	$1,953,908

Total Allocation	$2,804,976